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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 4, 2000, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Select Municipal Reinvestment Fund referred to in such report, which appears in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
February 26, 2001